UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

DRIL-QUIP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. § 240.14a-101.

SEC 1913 (3-99)

Notice of 2020 Annual Meeting and Proxy Statement

May 14, 2020 at 10:00 a.m.

LETTER TO OUR STOCKHOLDERS

Dril-Quip, Inc. 6401 N. Eldridge Parkway Houston, Texas 77041

March 30, 2020

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the Company’s worldwide headquarters, 6401 N. Eldridge Parkway, Houston, Texas, on May 14, 2020 at 10:00 a.m. For those of you who cannot be present at this annual meeting, we urge that you participate by voting your proxy over the Internet, by telephone or mail at your earliest convenience.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, please vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by signing, dating and mailing promptly the enclosed proxy in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support.

Blake T. DeBerry

President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

DATE: May 14, 2020 TIME: 10:00 a.m., Houston time PLACE: Company’s worldwide headquarters 6401 N. Eldridge Parkway Houston, Texas 77041 RECORD DATE: March 18, 2020

AGENDA:

1.  To elect the two nominees named in the Proxy Statement as directors to serve for a three-year term (Proposal 1).

2.  To approve the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2020 (Proposal 2).

3.  To conduct a non-binding advisory vote to approve the Company’s compensation of its named executive officers (Proposal 3).

4.  To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed March 18, 2020 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by marking, signing, dating and returning the accompanying proxy in the envelope provided as soon as possible.

We continue to monitor developments regarding COVID-19. We would like to emphasize that the health of our stockholders, employees and other attendees remains a top priority. We strongly urge you to appoint a proxy to vote at the Annual Meeting on your behalf, as this is the preferred means of fully and safely exercising your right to vote. In the event that our meeting venue has restricted access due to the COVID-19 pandemic, we will communicate this information to our stockholders by way of announcement, which will be published on the investor relations page of our website at https://drilquip.gcs-web.com/ and, if required, included in our filings with the SEC. We recommend that stockholders keep apprised of public official guidance regarding travel, self-isolation and other health and safety precautions.

By Order of the Board of Directors

Blake T. DeBerry

President and Chief Executive Officer

March 30, 2020

PROXY VOTING

Your vote is important. Please vote promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet at http://www.envisionreports.com/DRQ.com, by telephone at 1-800-652-8683 or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2020.

The Proxy Statement, our annual report and other proxy materials are available at http://www.edocumentview.com/DRQ.

PROXY STATEMENT INTRODUCTION

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dril-Quip, Inc., a Delaware corporation, of proxies from the holders of our common stock, par value $0.01 per share, for use at the 2020 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. We expect to provide notice and electronic delivery of this proxy statement and the accompanying proxy to stockholders on or about March 30, 2020. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice.

In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by our regular employees. We will pay all costs of soliciting proxies. We will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of such stock.

RECORD DATE AND VOTING SECURITIES

As of the close of business on March 18, 2020, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had outstanding and entitled to vote 35,383,656 shares of common stock. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders.

The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of our common stock. Proxies indicating stockholder abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange, or NYSE, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting on behalf of those clients in uncontested director elections or on matters that relate to executive compensation without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal 2 (approval of the appointment of independent registered public accounting firm). Brokers cannot vote on Proposal 1 (election of directors) or Proposal 3 (advisory vote to approve executive compensation) without instructions from the beneficial owners. If you do not instruct your broker how to vote on these matters, your broker will not vote for you.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as director of the nominees listed herein, FOR approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, FOR approval, on an advisory basis, of the compensation of our named executive officers and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting.

2020 Proxy Statement    1

RECORD DATE AND VOTING SECURITIES

A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Corporate Secretary at our executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person. Our executive offices are located at 6401 N. Eldridge Parkway, Houston, Texas 77041. For a period of ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at our executive offices.

2    2020 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned directly or indirectly as of March 18, 2020 or as otherwise indicated below by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, director nominees and executive officers and (iii) all directors, director nominees and executive officers as a group.

	Amount of Beneficial Ownership

Name of Beneficial Owner (1)	Number of Shares	Percent of Stock
Blake T. DeBerry (2)	216,024	*
James A. Gariepy (3)	52,179	*
Jeffrey J. Bird (4)	59,077	*
James C. Webster (5)	58,321	*
Raj Kumar (6)	10,835	*
John V. Lovoi (7)	38,859	*
Terence B. Jupp (7)	28,026	*
Steven L. Newman (7)	21,318	*
Alexander P. Shukis (7)	18,678	*
Amy B. Schwetz (7)	3,143	*
All current directors and executive officers as a group (9 persons) (8)	454,281	*
BlackRock, Inc. (9)	5,620,139	15.5%
55 East 52nd Street
New York, NY 10055
The Vanguard Group (10)	3,891,741	10.8%
100 Vanguard Boulevard
Malvern, PA 19355
Kayne Anderson Rudnick Investment Management LLC (11)	3,705,027	10.2%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
Dimensional Fund Advisors LP (12)	2,572,078	7.1%
Building One
6300 Bee Cave Road
Austin, TX 78746
T. Rowe Price Associates, Inc. (13)	2,366,177	6.5%
100 E. Pratt Street
Baltimore, MD 21202
AllianceBernstein L.P. (14)	2,256,375	6.2%
1345 Avenue of the Americas
New York, NY 10105
*	Less than 1%.
(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The address of each such person, unless otherwise provided, is 6401 N. Eldridge Parkway, Houston, Texas 77041.

(2)	Includes (a) 61,994 shares of restricted stock held directly by Mr. DeBerry and (b) 25,000 shares of common stock that may be acquired pursuant to options that are currently exercisable.

2020 Proxy Statement    3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(3)	Mr. Gariepy served as our Senior Vice President and Chief Operating Officer until March 1, 2019 when he stepped down from those positions.
(4)	Includes 34,695 shares of restricted stock held directly by Mr. Bird.
(5)	Includes (a) 20,681 shares of restricted stock held directly by Mr. Webster and (b) 8,000 shares of common stock that may be acquired pursuant to options that are currently exercisable.
(6)

Includes 8,840 shares of restricted stock held directly by Mr. Kumar. Mr. Kumar was appointed Vice President — Finance and Chief Accounting Officer of the Company effective February 26, 2019. Mr. Kumar was not an executive officer of the Company during the year ended December 31, 2018.

(7)	Includes restricted stock held directly in the amount of 7,504 shares by Mr. Shukis, 11,525 shares by Mr. Lovoi, 9,027 shares by Mr. Jupp, 8,688 shares by Mr. Newman, and 3,143 shares by Ms. Schwetz.
(8)	Includes Blake T. DeBerry, Jeffrey J. Bird, James C. Webster, Raj Kumar, Alexander P. Shukis, John V. Lovoi, Terence B. Jupp, Steven L. Newman and Amy B. Schwetz.
(9)

Number of shares based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on February 4, 2020. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 5,526,107 shares and sole dispositive power with respect to 5,620,139 shares.

(10)

Number of shares based on a Schedule 13G/A filed with the SEC on February 12, 2020. Such filing indicates that The Vanguard Group has sole voting power with respect to 34,563 shares, shared voting power with respect to 4,800 shares, sole dispositive power with respect to 3,856,830 shares and shared dispositive power with respect to 34,911 shares.

(11)

Number of shares based on a Schedule 13G/A filed with the SEC on February 14, 2020. Such filing indicates that Kayne Anderson Rudnick Investment Management LLC has sole voting power with respect to 2,709,661 shares, shared voting power with respect to 995,366 shares, sole dispositive power with respect to 2,709,661 shares and shared dispositive power with respect to 995,366 shares.

(12)

Number of shares based on a Schedule 13G/A filed with the SEC on February 12, 2020. Such filing indicates that Dimensional Fund Advisors LP has sole voting power with respect to 2,489,456 shares and sole dispositive power with respect to 2,572,078 shares.

(13)

Number of shares based on a Schedule 13G/A filed with the SEC on February 14, 2020. Such filing indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 645,960 shares and sole dispositive power with respect to 2,366,177 shares.

(14)

Number of shares based on a Schedule 13G filed with the SEC on February 18, 2020. Such filing indicates that AllianceBernstein L.P. has sole voting power with respect to 1,920,547 shares, sole dispositive power with respect to 2,256,190 shares and shared dispositive power with respect to 185 shares.

4    2020 Proxy Statement

PROPOSAL 1 ELECTION OF DIRECTORS

PROPOSAL 1    Election of Directors

Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2022, 2020 and 2021, respectively. The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of his or her class or until his or her successor has been duly appointed or elected and qualified.

Our Board of Directors has nominated each of Mr. DeBerry and Mr. Lovoi for election as a director to serve a three-year term expiring on the date of the annual meeting of stockholders to be held in 2023 (or until his successor is duly appointed or elected and qualified). Messrs. Mr. DeBerry and Mr. Lovoi currently serve as members of our Board of Directors. In accordance with our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not affect the outcome of the vote. For additional information on the election of directors, see “Corporate Governance Matters — Majority Voting in Director Elections.”

Our Board of Directors has no reason to believe that Messrs. DeBerry and Lovoi will not be candidates for director at the time of the annual meeting or will be unable to serve as directors. If Mr. DeBerry or Mr. Lovoi becomes unavailable for election, our Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Board Composition

2020 Proxy Statement    5

PROPOSAL 1 ELECTION OF DIRECTORS

The Board of Directors recommends that you vote FOR the election of the nominees listed below. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Nominees for Class II Director for Three-Year Term to Expire in 2023

The following sets forth information concerning the nominees for election as a director at the annual meeting, including each nominee’s age as of March 18, 2020, position with us, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominees should serve as directors of the Company.

BLAKE T. DEBERRY
President and Chief Executive Officer Age: 60 Director Since: 2011

Mr. DeBerry has been a Class II director and the President and Chief Executive Officer of the Company since October 2011. Prior to that time, he served as our Senior Vice President — Sales and Engineering. Mr. DeBerry has filled various engineering and management positions since his employment began with us in 1988, including as Vice President of Dril-Quip Asia Pacific PTE. Ltd. based in Singapore. Mr. DeBerry holds a Bachelor of Science degree in mechanical engineering from Texas Tech University.

Qualifications: Mr. DeBerry was selected to serve as a director because he is our Chief Executive Officer, he has extensive knowledge of the Company and its operations and people gained over 30 years and he has demonstrated engineering knowledge and technical expertise.

JOHN V. LOVOI
Chairman of the Board Age: 59 Director Since: 2005 Board Committees: • Nominating and Governance (Chair) • Audit • Compensation

Mr. Lovoi has been a Class II director since May 2005 and Chairman of the Board since October 2011. He is the Managing Partner of JVL Advisors LLC, a private energy investment company established in 2002. From January 2000 to August 2002, Mr. Lovoi was a Managing Director at Morgan Stanley Incorporated, and during this period served as head of the firm’s Global Oil and Gas Research practice and then as head of the firm’s Global Oil and Gas Investment Banking practice. From 1995 to 2000, he was a leading oilfield services and equipment research analyst for Morgan Stanley. Prior to joining Morgan Stanley, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi is a director of Helix Energy Solutions Group, an energy services company, and Chairman of the Board of Directors of Epsilon Energy, Ltd., an oil and gas company based in Canada. Mr. Lovoi holds a Bachelor of Science degree in chemical engineering from Texas A&M University and an MBA degree from the University of Texas at Austin.

Qualifications: Mr. Lovoi was selected to serve as a director due to his financial expertise and industry insight, as well as his experience as a director of other public companies.

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PROPOSAL 1 ELECTION OF DIRECTORS

Information Concerning Class I and Class III Directors

The following sets forth information concerning the Class I and Class III directors whose present terms of office will expire at the 2022 and 2021 annual meetings of stockholders, respectively, including each director’s age as of March 18, 2020, position with us, if any, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominees should serve as directors of the Company.

Class I

ALEXANDER P. SHUKIS
Age: 75 Director Since: 2003 Board Committees: • Audit (Chair) • Nominating and Governance • Compensation

Mr. Shukis has been a Class I director since February 2003. From July 2001 until his retirement in December 2007, Mr. Shukis was the Controller of Corporate Strategies, Inc., a merchant bank. From 1997 to July 2001, Mr. Shukis was self-employed, working as a business consultant. From 1995 to 1997, he was Chief Financial Officer and Director of Great Western Resources, Inc., an exploration and production company. He served as Vice President and Controller of Great Western Resources, Inc. from 1986 to 1995. Mr. Shukis holds a BBA in accounting from the University of Houston.

Qualifications: Mr. Shukis was selected to serve as a director due to his extensive financial and accounting background and his knowledge of the energy industry.

TERENCE B. JUPP
Age: 60 Director Since: 2012 Board Committees: • Compensation (Chair) • Audit • Nominating and Governance

Mr. Jupp has been a Class I director since November 2012. Since April 2015, Mr. Jupp has been Chief Operating Officer of Harbour Energy, Ltd., a company that owns and operates upstream and midstream energy assets globally, and Managing Director of EIG Global Energy Partners, a private energy investment company that is an owner of Harbour Energy. From January 2012 to April 2015, Mr. Jupp served as Chief Operating Officer of CASA Exploration, an oil and gas exploration company. Mr. Jupp was previously employed by Anadarko Petroleum as Vice President International Operations — Americas/Far East and in various management positions for Kerr McGee Oil and Gas domestically and internationally for over 20 years, including as Vice President — International Exploration and Production. Mr. Jupp is a director of Maverick Natural Resources, LLC, a privately-held oil and gas company, and Chrysaor Holdings Limited, a privately-held oil and gas company focused on North Sea, both of which are controlled by EIG Global Energy Partners. Mr. Jupp holds a Bachelor of Science degree in petroleum engineering from Texas A&M University.

Qualifications: Mr. Jupp was selected to serve as a director due to his executive experience with oil and gas exploration companies, including his international experience in the energy industry.

2020 Proxy Statement    7

PROPOSAL 1 ELECTION OF DIRECTORS

Class III

STEVEN L. NEWMAN
Age: 55 Director Since: 2015 Board Committees: • Audit • Nominating and Governance • Compensation

Mr. Newman has been a Class III director since August 2015. Previously, he was President and Chief Executive Officer and a member of the Board of Directors of Transocean Ltd., a global offshore drilling company, from March 2010 until February 2015. From 1994 to 2010, Mr. Newman was employed by Transocean Ltd. in various management and operational positions. Mr. Newman is a director, and a member of the human resources committee, the safety, workplace and project risk committee, and chair of the governance and ethics committee of SNC-Lavalin Group Inc., a worldwide engineering and construction company based in Montreal that also provides operations and maintenance services and invests in infrastructure projects, and a director member of the finance and audit committee, and chairman of the compensation committee of Rubicon Oilfield International Holdings GP, Ltd., a Houston-based company engaged in the manufacture and sale of drilling and completion tools for the worldwide oil and gas industry. Mr. Newman is a former director of Tidewater, Inc., a leading provider of offshore service vessels to the global energy industry, and Bumi Armada Bhd, a Malaysian-based company that provides offshore production and support vessels to the oil and gas industry worldwide. Mr. Newman holds a Bachelor of Science degree in petroleum engineering from the Colorado School of Mines and an MBA from the Harvard University Graduate School of Business.

Qualifications: Mr. Newman was selected to serve as a director due to his executive experience within the oil and gas industry, his international experience and his public company experience.

AMY B. SCHWETZ
Age: 45 Director Since: 2019 Board Committees: • Audit • Nominating and Governance • Compensation

Ms. Schwetz has been a Class III director of the Company since September 2019. She has been Senior Vice President and Chief Financial Officer of Flowserve Corporation, a leading provider of flow control products and services for the global infrastructure markets, since February 2020. From July 2015 to February 2020, she was Executive Vice President and Chief Financial Officer of Peabody Energy Corporation, a global coal company. From June 2013 to July 2015, Ms. Schwetz was Senior Vice President of Finance and Administration — Australia at Peabody. From August 2005 to June 2013, she served in various other financial management positions at Peabody, including as Senior Vice President of Finance and Administration — Americas, Vice President of Investor Relations and Vice President of Capital and Financial Planning. From 1997 to 2005, Ms. Schwetz was employed by Ernst & Young LLP, an international accounting firm, in its audit practice. Ms. Schwetz holds a Bachelor of Science degree in Accounting from Indiana University.

Qualifications: Ms. Schwetz was selected to serve as a director due to her executive experience with a publicly-traded company in the energy industry, her international experience and her extensive financial and accounting background.

8    2020 Proxy Statement

CORPORATE GOVERNANCE MATTERS

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

The offices of Chairman of the Board and Chief Executive Officer are currently separate and have been separate since October 2011. At that time, the Board of Directors appointed Mr. Lovoi as Chairman of the Board and Blake T. DeBerry as President and Chief Executive Officer.

The Board does not have a policy requiring either that the positions of the Chairman of the Board and the Chief Executive Officer should be separate or that they should be occupied by the same individual. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on the matter when it elects a new chief executive officer or at other times consideration is warranted by circumstances. The Board believes that this structure enables it to fulfill its oversight role in determining the manner in which its leadership is configured with a view toward flexibility and maintaining a structure that best serves our Company and its stockholders.

The Board believes that the current separation of these two important roles is in the best interest of the Company and its stockholders at this time. This structure permits the Chairman to direct board operations and lead the Board in its oversight of management and the Chief Executive Officer to develop and implement the Company’s board-approved strategic vision and manage its day-to-day business. The separation of duties also allows Mr. Lovoi and Mr. DeBerry to focus on their responsibilities as Chairman and Chief Executive Officer, respectively. The Board believes that the independent board chairman helps provide an opportunity for Board members to provide more direct input to management in shaping our organization and strategy and strengthens the Board’s independent oversight of management. To that end, at each regularly scheduled Board meeting, our non-management directors hold executive sessions at which our management is not in attendance. Mr. Lovoi, as Chairman, presides at these sessions.

Board’s Role in the Oversight of Risk Management

The Board of Directors has ultimate oversight responsibility for our system of enterprise risk management. Management is responsible for developing and implementing our program of enterprise risk management. Pursuant to the Audit Committee charter, the Audit Committee has been designated to take the lead in overseeing our risk management process and overall risk management system at the Board level. Accordingly, the Audit Committee meets periodically with management to review our major risk exposures, including risks associated with information technology, cybersecurity and data privacy and protection, and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors our risk management policies and guidelines concerning risk assessment and risk management. In this role, the Audit Committee receives reports from management and other advisors and analyzes our risk management process and system, the nature of the material risks we face and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into our overall corporate strategy and day-to-day business operations. Our risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company. As a result, the Board and Audit Committee periodically ask our executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

The Board believes that the administration of its risk oversight function has not affected its leadership structure. In reviewing our compensation program, the Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us and has concluded that they do not create such risks as presently constituted.

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CORPORATE GOVERNANCE MATTERS

Determinations of Director Independence

Under rules adopted by the NYSE, no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation.

As contemplated by the rules of the NYSE then in effect, the Board adopted categorical standards in 2004 to assist the Board of Directors in making independence determinations. Under the NYSE rules then in effect, immaterial relationships that fall within the guidelines were not required to be disclosed separately in proxy statements. As set forth in our Corporate Governance Guidelines, a relationship falls within the categorical standard if it:

•	is not a type of relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•

consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; or

•	is not a type of relationship that would require disclosure in the proxy statement under Item 404 of Regulation S-K of the SEC.

In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, on the one hand, and we, our affiliates, or our senior management has an interest, on the other. The Board considered the relationships and transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees. As part of its review, the Board considered ordinary course transactions between the Company and Chrysaor Holdings Limited (“Chrysaor”). In particular, the Board considered that Mr. Jupp currently serves as a member of the Board of Directors of Chrysaor and that Chrysaor made payments for products purchased from the Company of approximately $545,050 in 2019. These payments represent approximately 0.013% of the Company’s consolidated gross revenues in 2019, and approximately 0.003% of Chrysaor’s consolidated gross revenues in 2019. The Board also considered that Chrysaor may order additional products from the Company in the future. The Board has concluded that these transactions and relationships do not adversely affect Mr. Jupp’s ability or willingness to act in the best interests of the Company and its shareholders or otherwise compromise his independence, nor are similar transactions in the future expected to adversely affect Mr. Jupp’s independence. The Board took note of the fact that these transactions were on standard terms and conditions and that neither company was afforded any special benefits. The Board further noted that Mr. Jupp had no involvement in negotiating the terms of the purchases or interest in the transactions.

As a result of this review, the Board of Directors affirmatively determined that Messrs. Jupp, Lovoi, Shukis and Newman and Ms. Schwetz are independent from us and our management. In addition, the Board of Directors affirmatively determined that Messrs. Jupp, Lovoi, Shukis and Newman and Ms. Schwetz are independent under the additional standards for audit committee membership and compensation committee membership under rules of the SEC. The remaining director, Mr. DeBerry, is not independent because of his current service as a member of our senior management.

You can access our Independence Guidelines in our Corporate Governance Guidelines on the Investors section of our website at www.dril-quip.com.

10    2020 Proxy Statement

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethical Practices

Pursuant to NYSE rules, we have adopted the Dril-Quip, Inc. Code of Business Conduct and Ethical Practices for our directors, officers and employees. The Code of Business Conduct and Ethical Practices, which also meets the requirements of a code of ethics under Item 406 of Regulation S-K, is posted on the Investors section of our website at www.dril-quip.com. Changes in and waivers to the Code of Business Conduct and Ethical Practices for our directors and executive officers will also be posted on our website.

Majority Voting in Director Elections

Our amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected in an uncontested election, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, a contested election is one at which the number of candidates for election as directors exceeds the number of directors to be elected, as determined by our Corporate Secretary as of the tenth day preceding the date we mail or deliver a notice of meeting to stockholders.

Our Corporate Governance Guidelines include director resignation procedures. In brief, these procedures provide that:

•

As a condition to being nominated to continue to serve as a director, an incumbent director nominee must submit an irrevocable letter of resignation that becomes effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of stockholders at which such nominee faces re-election and (2) the Board accepts such resignation;

•	As a condition to being nominated, each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election as a director;

•	Upon the failure of any nominee to receive the required vote, the Nominating and Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

•	The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

•

The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our Corporate Governance Guidelines can be found on the Investors section of our website at www.dril-quip.com.

Committees of the Board of Directors

The Board of Directors has appointed three committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

Audit Committee

The current members of the Audit Committee are Mr. Shukis, who serves as Chairman, Messrs. Jupp, Lovoi and Newman and Ms. Schwetz. The Board of Directors has determined that Mr. Shukis is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. In addition, the Company believes that certain other members of the Audit Committee could also qualify as “audit committee financial experts” if needed in the future.

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CORPORATE GOVERNANCE MATTERS

The Board of Directors has approved the Audit Committee Charter, which contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance and (iv) the performance of our internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of our independent auditors.

Compensation Committee

The current members of the Compensation Committee are Mr. Jupp, who serves as Chairman, Messrs. Lovoi, Newman and Shukis and Ms. Schwetz.

The Board of Directors has approved the Compensation Committee Charter, which contains a detailed description of the Compensation Committee’s responsibilities. Under the charter, the Compensation Committee assists the Board in establishing the compensation of our directors and executive officers in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of applicable law and regulations and rules of applicable regulatory bodies.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Lovoi, who serves as Chairman, and Messrs. Jupp, Newman and Shukis and Ms. Schwetz.

The Board of Directors has approved the Nominating and Governance Committee Charter, which contains a detailed description of the Nominating and Governance Committee’s responsibilities. Under the charter, the Nominating and Governance Committee identifies and recommends individuals qualified to become Board members, consistent with criteria approved by the Board, and assists the Board in determining the composition of the Board and its committees, in monitoring a process to assess Board and committee effectiveness and in developing and implementing our corporate governance guidelines, practices and procedures. The Nominating and Governance Committee has the authority to engage a third-party consultant at any time.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating and Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board of Directors, our executive officers, individuals personally known to the members of the Nominating and Governance Committee and research. In addition, the Nominating and Governance Committee will consider candidates submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement. Although the Board does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating and Governance Committee. The Nominating and Governance Committee did not receive any candidate submissions from stockholders during 2019. The Nominating and Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

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CORPORATE GOVERNANCE MATTERS

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Governance Committee. To nominate a director using this process, the stockholder must follow certain procedures required by the Bylaws which are described under “Additional Information — Advance Notice Required for Stockholder Nominations and Proposals” below.

Evaluating Candidates

The members of the Nominating and Governance Committee are responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. The charter of the Nominating and Governance Committee requires the committee to evaluate each candidate for election to the Board in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in a number of areas. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•

skills and expertise complementary to the existing Board members’ skills; in this regard, the Nominating and Governance Committee will consider the Board’s need for operational, sales, management, financial or other relevant expertise.

The Nominating and Governance Committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Nominating and Governance Committee will determine whether to interview the candidate, and, if warranted, will recommend that one or more of its members and senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating and Governance Committee recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders or for appointment to fill vacancies on the Board.

Board Diversity

The charter of the Nominating and Governance Committee was amended in October 2017 to specifically ensure that qualified women and minority candidates are included in director searches.

Information Regarding Meetings

During 2019, the Board of Directors held four meetings. The Audit Committee met four times, the Nominating and Governance Committee met twice and the Compensation Committee met twice. During 2019, all current directors, with the exception of Ms. Schwetz who joined the Board on September 24, 2019 attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees of the Board of Directors held during the period of such director’s service. Ms. Schwetz attended all meetings of the Board of Directors and meetings of committees after September 24, 2019.

We expect, but do not require, Board members to attend the annual meeting. Last year, all of our Board members, with the exception of Ms. Schwetz who joined the Board after the annual meeting, attended the annual meeting.

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CORPORATE GOVERNANCE MATTERS

Stockholder Communications

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to “Board of Directors (Independent Members)” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholders and other interested parties may communicate directly with the Board of Directors by sending a written communication in an envelope addressed to “Board of Directors” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

Website Availability of Governance Documents

You can access our Corporate Governance Guidelines, Code of Business Conduct and Ethical Practices, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation Committee Charter on the Investors section of our website at www.dril-quip.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Corporate Secretary at the address indicated on the first page of this proxy statement.

Stockholder Engagement

In order to seek continued alignment with our stockholders, our executive officers meet with our stockholders from time to time to obtain their views on our performance. The feedback received from our stockholders is also shared with our Board of Directors. Part of the recent feedback from our stockholders focuses on our ability to generate free cash flow and return of capital to our stockholders. In response, we added a Working Capital Turnover Ratio Element to our annual cash incentives program for 2020 to increase focus on improving free cash flow by reducing inventory and accounts receivable. In addition, we continue to maintain a stock repurchase program under which we repurchase shares of our common stock based on market conditions and our cash allocation strategy. From 2013 through 2019, we have used approximately $427 million to repurchase shares of our common stock. We will continue to regularly engage with our stockholders and consider their feedback on all aspects of our performance.

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RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

The Board has adopted a written policy implementing procedures for the review, approval or ratification of related person transactions. Under the policy, a “related person” is any director, executive officer or more than 5% stockholder. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Governance Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating and Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders. For a description of related party transactions, please see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control” and “Executive Compensation – Separation Agreement with Former Executive Officer.”

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Overview

For the year ended December 31, 2019, the non-employee Chairman of the Board received an annual fee of $135,000 and the Company’s other non-employee directors received an annual fee of $67,500. In addition, the non-employee chairmen of the Nominating and Governance Committee and the Compensation Committee of the Board each received a supplemental annual fee of $10,000, and the non-employee chairman of the Audit Committee of the Board received a supplemental annual fee of $15,000. Further, the non-employee Chairman of the Board and the other non-employee directors received a fee of $1,000 for attendance at each Board of Directors meeting and $1,000 for each committee meeting. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or its committees and for other expenses incurred in their capacity as directors. Such fees are consistent with the reduced director service fees provided by the Company commencing in 2017.

Upon the recommendation of the Compensation Committee, the Board approved certain changes to the compensation paid to the non-employee directors with such changes taking effect on January 1, 2020. Non-employee directors will no longer receive fees for their attendance at meetings of the Board of Directors or their respective committee meetings. In addition, the annual fees paid to the non-employee Chairman of the Board, the non-employee chairman of the Audit Committee and the non-employee chairman of the Compensation Committee were increased to $175,000, $20,000, and $15,000, respectively. The annual fee paid to the other non-employee directors was also increased to $75,000. The annual fee paid to the non-employee chairman of the Nominating and Governance Committee remained unchanged.

Under the Company’s 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”), non-employee directors may be granted awards in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards. Upon the recommendation of the Compensation Committee, the Board granted 3,143 shares of restricted stock to each of Messrs. Lovoi, Shukis, Jupp and Newman and Ms. Schwetz in October 2019 under the 2017 Incentive Plan. Such shares of restricted stock vest on the first anniversary of the date of grant subject to such director’s continued service through such date.

We maintain stock ownership guidelines applicable to our directors under which each non-employee director is expected to own Dril-Quip common stock valued at five times the then current annual cash retainer paid to such director. If, however, at any time the Chairman of the Board is a non-employee and is receiving a retainer greater than that paid to the non-employee directors who are not Chairman of the Board, the Chairman of the Board is generally expected to own common stock valued at five times the then current annual cash retainer paid to non-employee directors who are not Chairman of the Board. New directors are expected to attain the specified level of ownership within five years of becoming a director.

The following table sets forth a summary of the compensation paid to our non-employee directors for 2019:

Name	Fees Earned or Paid in Cash	Stock Awards (1) (2)	Total
John V. Lovoi	$0	$336,130	$336,130
Alexander P. Shukis	$47,250	$198,926	$246,176
Terence B. Jupp	$0	$250,513	$250,513
Steven L. Newman	$0	$239,302	$239,302
Amy B. Schwetz	$20,875	$139,958	$160,833
(1)

Amounts reflect the aggregate grant date fair value of restricted stock awarded to each of the directors annually pursuant to the 2017 Incentive Plan and restricted stock issued in lieu of cash fees pursuant to the director stock compensation program, computed in accordance with FASB ASC 718, “Share-Based Payment” (“ASC 718”), in the following total amounts:

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DIRECTOR COMPENSATION

Name	Restricted Stock Awards
John V. Lovoi	7,260
Alexander P. Shukis	4,381
Terence B. Jupp	5,464
Steven L. Newman	5,229
Amy B. Schwetz	3,143

Assumptions used in the calculation of this amount are included in footnote 18 to our audited consolidated financial statements for the fiscal year ended December 31, 2019, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2020.

(2)

The aggregate number of shares of restricted stock outstanding at December 31, 2019, including restricted stock issued in lieu of cash fees pursuant to the director stock compensation program, held by each director is as follows:

Name	Total Restricted Stock
John V. Lovoi	14,475
Alexander P. Shukis	8,386
Terence B. Jupp	10,673
Steven L. Newman	10,171
Amy B. Schwetz	3,143

Director Stock Compensation Program

We maintain a stock compensation program for non-employee directors under the 2017 Incentive Plan. Under this program, non-employee directors have the option to receive all or a portion of their board and committee fees (but not expenses) in the form of restricted stock awards in an amount equal to 125% of such fees in lieu of cash. Each director may elect to take fees in the form of restricted stock prior to the beginning of the subject calendar year. Each director taking fees in the form of restricted stock receives his or her award attributable to a calendar quarter on or about the first business day of the next calendar quarter in an amount equal to 125% of the cash equivalent of his or her fees, with the number of shares determined by the stock price on the last trading day of the calendar quarter for which the fees are being determined. These awards fully vest on the first day of the second calendar year following issuance. The director stock compensation program is intended to encourage non-employee directors to acquire and hold common stock of the Company to align the interests of directors and the Company’s other stockholders. Messrs. Lovoi, Shukis, Jupp and Newman each elected to take all or a portion of their Board fees in the form of restricted stock during 2019, and each of them, along with Ms. Schwetz, has elected to take all or a portion of their Board fees in the form of restricted stock during 2020.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary objectives of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We had five named executive officers in 2019:

Named Executive Officer	Title
Blake T. DeBerry	President and Chief Executive Officer
James A. Gariepy (1)	Former Senior Vice President and Chief Operating Officer
Jeffrey J. Bird (2)	Senior Vice President — Production Operations and Chief Financial Officer
James C. Webster	Vice President — General Counsel and Secretary
Raj Kumar (3)	Vice President — Finance and Chief Accounting Officer
(1)	Mr. Gariepy served as our Senior Vice President and Chief Operating Officer until March 1, 2019 when he stepped down from those positions.
(2)	Mr. Bird served as our Vice President and Chief Financial Officer until February 26, 2019 when he was promoted to Senior Vice President — Production Operations and Chief Financial Officer.
(3)	Mr. Kumar was appointed as our Vice President — Finance and Chief Accounting Officer on February 26, 2019.

The compensation of our named executive officers was determined at the discretion of the Compensation Committee (the “Committee”) and was governed in part by employment agreements entered into with those executives. The employment agreements are described below under “— Employment Agreements with Executive Officers,” “— Separation Agreement with Former Executive Officer” and “— Potential Payments Upon Termination or Change-in-Control.”

Purposes of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following objectives:

•	align executive compensation with Company and individual performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

Administration of Executive Compensation Program

Our executive compensation program is administered by the Committee. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance Matters — Committees of the Board of Directors — Compensation Committee.” The Committee normally meets each February to determine annual incentive compensation earned during the prior year and to establish performance targets for the current year annual incentive compensation plan. The Committee also normally meets in October to determine any adjustments to base salaries for our executive officers and to award equity-based compensation. The Committee also meets at other times during the year and acts by written consent when necessary or appropriate.

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EXECUTIVE COMPENSATION

Our Chief Executive Officer provides recommendations on any adjustments to the base salaries of our other executive officers. Our Chief Executive Officer also periodically reviews and recommends specific performance metrics to be used under our annual cash incentive program. These recommendations are then presented to the Committee for its consideration and approval. Our Chief Executive Officer bases his recommendations on a variety of factors such as his appraisal of the executive’s job performance and contribution to the Company, improvement in organizational and employee development and accomplishment of strategic priorities. Our Chief Executive Officer does not make any recommendations regarding his own compensation.

2019 Compensation Highlights

Compensation determinations made for 2019 reflect our pay-for-performance philosophy and the Company’s intent to align compensation paid to our named executive officers with the interests of our stockholders. The key compensation determinations made with respect to our named executive officers for 2019 are summarized as follows:

•

Management Changes and Related Compensation Decisions. In connection with their respective promotions, in May of 2019 the Committee approved an increase in Mr. Bird’s annual cash incentive target for 2019 from 95% to 100% of his base salary and an increase in Mr. Kumar’s annual cash incentive target for 2019 from 30% to 50% of his base salary. Such increases were prorated from February 26, 2019, the date that Messrs. Bird and Kumar began serving in their new positions. On the same date, the Committee also approved an increase in Mr. Kumar’s annual base salary from $265,500 to $285,000, effective May 14, 2019, and restricted stock awards with a grant date fair market value of $400,000 to Mr. Bird and restricted stock awards with a grant date fair market value of $100,000 to Mr. Kumar. Such restricted stock awards vest on October 28, 2021, generally subject to continuous employment with the Company on the vesting date.

•

Annual Base Salary Changes. The base salaries of our executive officers were frozen in early 2015 then decreased by 10% in January 2017 along with much of the Company’s workforce in response to the negative market conditions. In 2019, the Company reinstituted annual merit salary increases and adjusted pay to give back half of the salary cuts for its workforce. Similarly, the Compensation Committee approved certain base salary increases for the executive officers in October 2019 as further described below.

•

Annual Cash Incentive Compensation paid at 134% of target. The performance multiplier for our annual cash incentive for named executive officers was 134%, which was the first year above target since 2015. This payout was determined by the Committee based upon the Company’s Adjusted EBITDA for 2019 as approved by the Committee being approximately 127% of its targeted Adjusted EBITDA for that same period, resulting in an Adjusted EBITDA Bonus Target Multiplier of 155%, and the Company’s Book to Bill Ratio for 2019 being approximately 101% of its targeted Book to Bill Ratio for that same period, resulting in a Book to Bill Multiplier of 84%.

•

2016 Performance Units paid at 200% of target. The Company’s total stockholder return ranked in the 100th percentile of the 12 remaining component companies of the Philadelphia Oil Service Index over the three-year period from October 1, 2016 through September 30, 2019, which resulted in 200% of the 2016 performance units vesting in accordance with the award agreements.

The ultimate value realized by our long-term compensation grants is heavily influenced by the performance of our stock, both on an absolute basis and relative to the Philadelphia Oil Service Index. The following chart compares the realizable value (as defined below) of long-term compensation grants made during the three-year period beginning on October 1, 2016 and ending on September 30, 2019 to the original grant date fair market value of such grants for each named executive officer.

•

Realizable value is defined as the pre-tax value as of September 30, 2019 of all shares of restricted stock and performance units granted between October 1, 2016 and ending on September 30, 2019 with certain assumptions regarding performance units as discussed below.

•	For the 2016 performance unit grant, the 200% vesting level, discussed above, is reflected in the chart.

•	For performance unit awards for which the performance period is not yet complete (2017 grants and 2018 grants), the value is based on our period-to-date results through September 2019.

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EXECUTIVE COMPENSATION

Messrs. Gariepy and Bird had proportionately more PSUs that vested in 2019, which PSUs paid at 200% of target, resulting in their larger realizable values as shown in the chart above.

2020 Compensation Highlights

The Committee made adjustments to the annual cash incentives program for 2020 to better align compensation with the Company’s objectives for 2020. The main changes are as follows:

•

A Working Capital Turnover Ratio Element was added as a 25% component to increase focus on improving free cash flow by reducing inventory and accounts receivable and by extending accounts payable terms.

•

With the addition of the Working Capital Turnover Ratio Element, the Adjusted EBITDA Element was reduced to a 50% component in determining the amount of the annual incentives (decreased from 70%), and the Book to Bill Ratio Element was decreased from 30% of the annual incentives determination to 25%.

These changes are discussed in more detail below under “— Elements of Compensation — Annual Cash Incentive Compensation.”

Role of Consultants

The Committee has the authority to engage a third-party consultant at any time, and has continued to engage Meridian Compensation Partners, LLC (“Meridian”), to provide independent advice on executive compensation and evaluate and recommend appropriate modifications to our compensation program consistent with our program’s objectives. Meridian reports directly to the Committee, which pre-approves the scope of work and the fees charged. The Committee reviewed and assessed Meridian’s independence and performance in order to confirm that it was independent and met all applicable regulatory requirements.

In October 2019, at the direction of the Committee, Meridian evaluated the base salary and annual and long-term incentive compensation of our named executive officers. As it had done in prior years for the Committee, Meridian used publicly available data from a peer group of oilfield service companies to assist in that analysis.

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EXECUTIVE COMPENSATION

The peer group data used in October 2019 in relation to compensation for the Company’s named executive officers for 2019 was the same peer group used by Meridian in its October 2018 report to the Committee, except that Superior Energy Services, Inc. was removed due to being under significant financial distress at the time and Parker Drilling Company was removed as a result of its bankruptcy, and Apergy Corporation, Core Laboratories N.V. and Tidewater Inc. were added. With those changes, the peer group consisted of the following 13 publicly traded oilfield services and equipment companies:

Apergy Corporation	Core Laboratories N.V.	Forum Energy Technologies, Inc.
Frank’s International N.V.	Gulf Island Fabrication, Inc.	Helix Energy Solutions Group, Inc.
Hornbeck Offshore Services, Inc.	Newpark Resources, Inc.	Oceaneering International, Inc.
Oil States International, Inc.	SEACOR Marine Holdings Inc.	TETRA Technologies, Inc.
Tidewater Inc.

This peer group of companies represents a group of companies in the oilfield services industry of comparable size to Dril-Quip based on measures such as enterprise value, revenues, market capitalization and assets. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors and ensure our compensation program remains competitive when compared to our competition for executive talent. We also believe this group of companies provides a sufficiently large data set that is generally not subject to wide changes in compensation data.

Pursuant to Meridian’s recommendations and its own analysis, the Committee has implemented the compensation program for our named executive officers as further described below.

Compensation Matters

In fulfilling its role, the Compensation Committee is authorized to:

•

review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation; evaluate the Chief Executive Officer’s performance in light of those goals and objectives; and either as a committee or together with other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on that evaluation, including administering, negotiating any changes to and determining amounts due under the Chief Executive Officer’s employment agreement;

•	review and approve, or make recommendations to the Board with respect to, the compensation of other executive officers, and oversee the periodic assessment of the performance of such officers;

•

from time to time consider and take action on the establishment of and changes to incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the Board on plans, goals or amendments to be submitted for action by our stockholders;

•

administer our compensation plans, including authorizing the issuance of our common stock and taking other action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans; and

•

review from time to time when and as the Compensation Committee deems appropriate the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or make recommendations to the Board with respect to, any changes in such compensation and benefits.

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EXECUTIVE COMPENSATION

Elements of Compensation

General

Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term stock-based incentive compensation consisting of restricted stock and performance unit awards;

•	contributions to our 401(k) retirement plan; and

•	benefits such as medical and dental insurance.

We primarily seek to reward achievement of our short-term goals with base salary and annual cash incentive compensation, while long-term interests are rewarded through long-term equity awards. We believe that base salaries should be at levels competitive with peer companies that compete with us for business opportunities and executive talent, and annual cash incentive compensation and long-term stock-based incentive awards should be at levels which reflect progress toward our corporate goals and individual performance. In general, salary level and the target level of annual and long-term incentive compensation for each named executive officer are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, scope of responsibilities, tenure and individual performance.

Relative Size of Major Compensation Elements

The relative sizes of the components of an executive’s compensation are determined in the sole discretion of the Committee, often with reference to recommendations by Meridian. Pursuant to their employment agreements, however, the Committee may not reduce the salary of our named executive officers without their consent.

Factors taken into account in determining compensation for all executive officers are our performance and the executive’s responsibilities, experience, leadership, potential future contributions and demonstrated individual performance. The Committee seeks to achieve the appropriate balance between immediate cash rewards for the achievement of company-wide and personal objectives and long-term incentives that align the interests of our executive officers with those of our stockholders. In setting the target executive compensation levels, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee also considered the results of the 2019 advisory vote on executive compensation and, based upon the strong stockholder support of over 92% of votes cast in favor of our program, believes that its approach to executive compensation is appropriate.

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EXECUTIVE COMPENSATION

The following charts summarize the relative size of base salary and incentive compensation for 2019 for each of our named executive officers except for Mr. Gariepy, given his departure in March 2019.

(1)	Calculated using the aggregate grant date fair value of the restricted stock awards and performance unit awards at target award level.

Base Salary

We evaluate base salaries for our named executive officers annually or as warranted by circumstances, including changes in positions. The base salaries for our Chief Executive Officer and our other executive officers are reviewed and approved by the Committee. Our Chief Executive Officer provides recommendations on adjustments to the base salary of our other executive officers. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provide an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities.

Base salaries for our named executive officers are based on a review of numerous factors, including our financial and operating performance during the relevant period and the executive officer’s experience level and contribution to our success. Salary determinations are subjective and are not based on any formula. The Committee and the Chief Executive Officer, as applicable, make an assessment of our actual financial results compared to our overall annual budget based on the financial statements as a whole, taking into account market and economic conditions unknown during the preparation of the relevant annual budgets. In addition, annual adjustments to base salary also reflect changes or responses to changes in market data.

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EXECUTIVE COMPENSATION

In October 2019, the Committee met to review the overall compensation of the named executive officers based on their positions and performance, and in relation to the compensation provided to executives at the Company’s peers. In connection with that review, the Committee decided to increase the salaries of Messrs. DeBerry, Webster and Kumar as set forth in the below table. The increase for Mr. DeBerry returned his base salary level to that in effect prior to base salary cuts the Company instituted in early 2017. The Committee determined to maintain Mr. Bird’s base salary at the same amount based on a review of competitive market data.

Executive	Prior Base Salary	New Base Salary	Percentage Increase
Blake T. DeBerry	$612,000	$680,000	11%
Jeffrey J. Bird	$460,000	$460,000	0%
James C. Webster	$350,000	$360,000	3%
Raj Kumar (*)	$285,000	$300,000	5%
(*)

Prior to the increase approved in October 2019, the Board approved an increase in Mr. Kumar’s annual base salary from $265,500 to $285,000, effective May 14, 2019, following his appointment as Vice President — Finance and Chief Accounting Officer of the Company.

Annual Cash Incentive Compensation

Our annual incentive compensation program provides an annual cash award that is designed to link each employee’s annual compensation to the achievement of annual performance objectives for the Company, as well as to recognize the employee’s performance during the year.

2019 Awards. In February 2019, the Committee approved cash incentive compensation criteria under our 2017 Incentive Plan for executive officers for their performance in 2019 (the “2019 Bonus Criteria”). Under the terms of the 2019 Bonus Criteria, each executive’s cash incentive compensation award for 2019 performance was calculated based on:

•

(A) our performance, measured against budgeted Adjusted EBITDA (a non-GAAP financial measure that can be calculated by adjusting EBITDA (calculated as described above) to remove any one-time irregular items, whether gains or losses, including but not limited to stock-based compensation, goodwill impairments, asset write-downs, gain on any sale or divestiture of assets or businesses, restructuring costs and foreign exchange gains or losses), and (B) our Book to Bill Ratio, in each case in the 12-month period ending December 31, 2019 against target performance for each measure,

•	the executive officer’s achievement of personal objectives; and

•	the annual cash incentive target amounts for each executive officer, which are set by the Committee.

In connection with their respective promotions, the Board increased Mr. Bird’s annual cash incentive target for 2019 from 95% to 100% of his base salary and Mr. Kumar’s annual cash incentive target for 2019 from 30% to 50% of his base salary, which increases were prorated from February 26, 2019, the effective date of their respective promotions. The Committee made no other changes to the executive officers’ annual cash incentive target amounts for 2019.

The main changes made to the 2019 Bonus Criteria from the 2018 Bonus Criteria are as follows:

•	Adjusted EBITDA replaced EBITDA as a performance metric, as the Committee believes that to be a better measure of the Company’s performance.

•

The Adjusted EBITDA Element became a more significant component in determining the amount of the payment (increased from 40% of the payment determination to 70%), while the Book to Bill Ratio Element became a less significant component (decreased from 60% of the payment determination to 30%) to focus management’s attention on profitability as the Company executes on its cost-cutting transformation efforts.

•

The maximum payout under the 2019 Bonus Criteria was increased from 180% to 200% of target for all our named executive officers, which returns the maximum payout percentage to the level that existed before 2016 when it was reduced in connection with the industry downturn.

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EXECUTIVE COMPENSATION

At the beginning of 2019, our Chief Executive Officer proposed, and the Committee approved, our budget for 2019, including Adjusted EBITDA and Book to Bill Ratio. In addition, certain personal objectives have been established for our executive officers. Adjusted EBITDA and Book to Bill Ratio were chosen by the Committee as the relevant Company performance metrics for the 2019 annual cash incentive awards. Our Adjusted EBITDA and Book to Bill Ratio for 2019 was calculated by our Chief Accounting Officer, reviewed by Meridian and presented to the Committee in February 2020. Although the Committee adjusted the performance metrics as a percentage of budgeted numbers from 2018 levels, our budgeted revenue and adjusted EBITDA were significantly larger on a dollar basis than our budgeted 2018 levels resulting in rigorous performance targets. The Committee reviewed the calculations as prepared by our Chief Accounting Officer and determined the applicable performance percentages for purposes of determining the amount of the payment in accordance with the following threshold, target and maximum amounts:

	Adjusted EBITDA (70% of Annual Cash Incentive Determination)

	Adjusted EBITDA Performance as % of Budget	Adjusted EBITDA Bonus Target Multiplier
Maximum	150%	200%
Target	100%	100%
Threshold	50%	50%

	Book to Bill Ratio (30% of Annual Cash Incentive Determination)

	Annual Book to Bill Ratio (1)	Book to Bill Multiplier
Maximum	1.8X	200%
Target	1.2X	100%
Threshold	0.6X	50%
(1)	Book to Bill Ratio is the ratio of the annual bookings (products and services) to annual revenues.

The final annual cash incentive payouts were determined using the following formula:

Interpolation was used for determining the Adjusted EBITDA Bonus Target Multiplier and the Book to Bill Multiplier. The sum of the 2019 Adjusted EBITDA Payout and the 2019 Book to Bill Payout was subject to reduction by up to 30% for personal objectives that are not satisfied. Our Committee may use its discretion to adjust the 2019 Adjusted EBITDA Payout or the 2019 Book to Bill Payout prior to the determination of the extent to which any personal objectives have been met. The determination of whether personal objectives were satisfied was at the discretion of our Chief Executive Officer and the Committee for our executive officers other than our Chief Executive Officer, and at the discretion of the Committee for our Chief Executive Officer.

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EXECUTIVE COMPENSATION

The Company’s Adjusted EBITDA for 2019 was approximately 127% of target, resulting in an Adjusted EBITDA Bonus Target Multiplier of 155%. The Company’s Book to Bill Ratio for 2019 was approximately 101% of target, resulting in a Book to Bill Multiplier of 84%. The final performance multiplier for our 2019 annual cash incentives for named executive officers was 134%, which was the first year above target since 2015. This resulted in final 2019 annual incentives as follows for our named executive officers as follows:

Name	Target Incentive	Final Payout
Blake T. DeBerry	$612,000	$817,200
Jeffrey J. Bird (*)	$454,925	$609,600
James C. Webster	$262,500	$350,500
Raj Kumar (*)	$124,254	$166,500
(*)	Messrs. Bird’s and Kumar’s target incentives each reflect a mid-year adjustment as a result of new annual incentive targets approved in connection with their respective promotions.

2020 Awards. In October 2019, the Committee decided to maintain each named executive officer’s annual cash incentive target, as a percentage of base salary, unchanged. In February 2020, the Committee approved the performance metrics for executive officers for their performance in 2020 (the “2020 Bonus Criteria”). Under the 2020 Bonus Criteria, each executive’s annual cash incentive award for 2020 performance will be calculated based on the following subject to reduction by up to 30% for personal objectives that are not satisfied:

	Adjusted EBITDA (50% of Annual Cash Incentive Determination)

	Adjusted EBITDA Performance as % of Budget	Adjusted EBITDA Bonus Target Multiplier
Maximum	119%	200%
Target	100%	100%
Threshold	71%	50%

	Book to Bill Ratio (25% of Annual Cash Incentive Determination)

	Annual Book to Bill Ratio	Book to Bill Multiplier
Maximum	1.4X	200%
Target	1.1X	100%
Threshold	0.8X	50%

	Working Capital Turns (25% of Annual Cash Incentive Determination)

	Working Capital Turn Ratio (1)	Working Capital Turn Multiplier
Maximum	1.4X	200%
Target	1.2X	100%
Threshold	1.0X	50%
(1)

The Working Capital Turn Ratio is the ratio of annual revenues divided by average net working capital. Average net working capital is calculated by adding accounts receivable plus inventory less accounts payable as of January 1, 2020 and as of December 31, 2020 and the dividing that sum by two, excluding any inventory write offs.

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Long-Term Stock-Based Incentive Compensation

In determining the amount, if any, of long-term incentive awards granted to our named executive officers and our other key employees, the Committee considers numerous factors, including, among others, the following:

•	our financial and operating performance during the relevant period;

•	the executive’s contribution to our success;

•	the level of competition for executives with comparable skills and experience; and

•	the total amount of long-term incentive awards granted to an executive over the course of his or her career, together with the retentive effect of additional long-term incentive awards.

For 2019, the division of annual awards under our 2017 Incentive Plan between restricted stock and performance units at target was as follows:

In October of 2019, after considering the above factors, the Committee approved the following target grant values for our then serving executive officers:

Name	Restricted Stock Value	Target Performance Unit Value
Blake T. DeBerry	$1,400,000	$1,400,000
Jeffrey J. Bird	$650,000	$650,000
James C. Webster	$450,000	$450,000
Raj Kumar	$150,000	$150,000

In addition, the Board also approved the grant of additional long-term restricted stock awards to Messrs. Bird and Kumar in connection with their promotions during 2019.

Restricted Stock Grants. The Committee is responsible for restricted stock grants under our 2017 Incentive Plan. The Committee approves the grant of restricted stock at meetings of the Committee, and generally does not grant restricted stock by written consent. The Committee establishes an award for our named executive officers and a total number of awards for non-executive employees and delegates to the Chief Executive Officer the distribution of such awards to our non-executive employees. Historically, our grants of equity compensation have been made on October 28, the anniversary of the closing of our initial public offering.

Based on the considerations discussed above under “— Long-Term Stock-Based Incentive Compensation,” the Committee awarded Mr. DeBerry with 31,439 shares of restricted stock, Mr. Bird with 14,596 shares of restricted stock, Mr. Webster with 10,105 shares of restricted stock, and Mr. Kumar with 3,368 shares of restricted stock in October 2019. Messrs. Bird and Kumar were each also awarded 9,523 shares of restricted stock and 2,380 shares of restricted stock, respectively, in May 2019 in connection with their respective promotions.

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EXECUTIVE COMPENSATION

Performance Units. The Committee also elected to grant to our named executive officers shares of performance units in October 2019 under the 2017 Incentive Plan. The Committee believes that the performance unit awards align executive performance with stockholder interests and focus the officers on long-term performance as the performance units vest over three-year intervals. Under the plan, participants may earn from 0% to 200% of their target number of shares based upon the percentile ranking of the Company’s total shareholder return (“TSR”) compared to the TSR of the component companies of the Philadelphia Oil Service Index, as set forth in the table below. The TSR is calculated over a 3-year period from October 1, 2019 to September 30, 2022. Linear interpolation is used to determine payout for performance between achievement levels.

Percentile Ranking	Percentage Earned
90th percentile or above	200%
70th percentile	150%
50th percentile (Target)	100%
30th percentile	50%
Below 30th percentile	0%

Based on the considerations discussed above under “— Long-Term Stock-Based Incentive Compensation,” the Committee awarded Mr. DeBerry with 31,439 performance units, Mr. Bird with 14,596 performance units, Mr. Webster with 10,105 performance units, and Mr. Kumar with 3,368 performance units. The Committee determined that it was appropriate to grant each executive officer awards in an equal number of performance units and restricted stock shares to balance the objectives of retention and performance.

Other Benefits

We provide our executive officers with other personal benefits that we believe are reasonable and consistent with our overall compensation program.

The employment agreements of our named executive officers provide certain benefits upon termination or change-in-control, which are described under “— Potential Payments Upon Termination or Change-in-Control.” We believe these benefits are consistent with those awarded by our peer group and are beneficial in retaining executives. These benefits are also intended to help ensure each named executive officer’s continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements.

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We do not have any special insurance plans for executive officers.

Post-Employment Benefits

We make contributions to the Dril-Quip, Inc. 401(k) Plan, which is a voluntary and contributory defined contribution plan for eligible employees. Our contributions, which are based on a percentage of matching employee contributions, totaled approximately $2.7 million in 2019, which includes an aggregate of $54,455 for our named executive officers’ benefit.

Employment Agreements with Executive Officers

We have entered into employment agreements with each of Blake T. DeBerry, President and Chief Executive Officer, Jeffrey J. Bird, Senior Vice President — Production Operations and Chief Financial Officer, James C. Webster, Vice President — General Counsel and Secretary, and Raj Kumar, Vice President — Finance and Chief Accounting Officer. For more information on these agreements, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

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Separation Agreement with Former Executive Officer

In connection with James A. Gariepy’s retirement as our Senior Vice President and Chief Operating Officer, the Company and Mr. Gariepy agreed that his employment terminated effective March 1, 2019 (the “Separation Date”) under circumstances entitling him to severance under his employment agreement discussed above under “— Employment Agreements with Executive Officers” and a separation agreement and release we entered into with Mr. Gariepy, effective as of the Separation Date (the “Separation Agreement”). The following summary of the Separation Agreement does not purport to be complete and is qualified by reference to the agreement, which has been filed with the SEC and may be obtained from the Corporate Secretary at the address indicated on the first page of this proxy statement.

Pursuant to the terms of the Separation Agreement, which included a general release of claims and continued compliance with 24-month post-termination non-compete and non-solicitation obligations, and in lieu of any of the benefits provided for under Mr. Gariepy’s employment agreement, Mr. Gariepy received (i) a lump sum cash payment equal to Mr. Gariepy’s base salary through the Separation Date together with compensation for accrued vacation time, (ii) a $1,125,000 lump sum cash payment equal to two times Mr. Gariepy’s annual base salary, (iii) a $482,800 lump sum cash payment equal to Mr. Gariepy’s annual cash incentive for the fiscal year ended December 31, 2018, based on actual performance results, (iv) immediate vesting of the 40,833 shares of restricted stock previously granted to Mr. Gariepy and outstanding as of the time immediately prior to the Separation Date, (v) continued vesting of 66,488 performance units outstanding as of the time immediately prior to the Separation Date based on actual results at the end of the relevant performance period and without any pro-rata adjustment for early termination, and (vi) continued medical, vision, dental and life insurance coverage until the earlier of Mr. Gariepy’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or three years, at an approximate value of $57,767.

Stock Ownership Guidelines

To align the interests of our executive officers and stockholders, we maintain the stock ownership guidelines described below for our executive officers and our non-employee directors. Under the guidelines, our Chief Executive Officer should own Dril-Quip common stock having a market value of five times base salary, our senior vice presidents should own Dril-Quip common stock having a market value of four times base salary and our other executive officers should own Dril-Quip common stock having a market value of three times their respective base salaries.

For purposes of the guidelines, the ownership requirement is determined based on the executive’s current base salary. The base salary multiple amount is converted to a fixed number of shares using the average closing price of our common stock for the prior calendar year.

In addition to shares owned outright, equivalent shares held in our retirement plan, unvested restricted stock awards, the target number of unvested performance units, and shares held by immediate family members of the executive officer residing in the same household are counted towards the guidelines. Newly hired or recently promoted officers are given a period of five years from such hiring or promotion to comply with these guidelines. The Committee reviews our executive officers’ stock holdings annually to monitor compliance with these guidelines. As of the date hereof, each of our executive officers and non-employee directors is in compliance with our stock ownership guidelines or are within the period for attaining compliance.

Hedging and Pledging Policy

We maintain a policy prohibiting directors and executive officers from entering into speculative transactions in our common stock. Our other employees are not covered by this policy. The hedging policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on our common stock by directors or executive officers. We also prohibit hedging or monetization transactions, such as forward sale contracts, in which the director or executive officer continues to own the underlying common stock without all the risks or rewards of ownership, and the pledging by directors or executive officers of our common stock as collateral for a loan or for any other purpose.

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EXECUTIVE COMPENSATION

Impact of Accounting and Tax Treatments

Accounting Treatment

Under ASC 718, we recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Restricted stock awards are measured based on the fair value of the stock at the date of grant. We have valued the performance unit awards using a Monte Carlo simulation model based on probable achievement level of the underlying performance conditions as of the grant date.

Tax Treatment

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer and certain other executive officers (“covered employees”). However, for 2017 and prior years, any compensation paid to our Chief Executive Officer and covered employees that met the requirements of qualified performance-based compensation under Section 162(m) was not subject to this deduction limitation. Following the enactment of the Tax Cuts and Jobs Act, beginning with the 2018 calendar year, there is no longer any exception for qualified performance-based compensation. However, it may be possible for performance awards that were outstanding as of November 2, 2017 to continue to qualify as qualified performance-based compensation for such purposes so long as the awards are not modified in any material respect after such date (and assuming that the awards otherwise satisfy any transition relief guidance issued by the Internal Revenue Service).

For periods after 2017, without the performance-based compensation exception under Section 162(m) or the transition relief described above, it is expected that any compensation deductions (other than grandfathered amounts) for any individual who is our Chief Executive Officer, Chief Financial Officer or one of our other three most highly compensated executive officers will be subject to a $1 million annual deduction limitation. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Committee continues to retain the discretion to pay compensation that is subject to the $1 million deductibility limit.

Stockholder Advisory “Say-on-Pay” Vote

At our 2020 annual meeting, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our stockholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. As an advisory vote, the say-on-pay vote at our 2020 annual meeting will not be binding upon the Company or the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders, and the Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. For additional information, please refer to “Proposal 3: Advisory Vote to Approve Executive Compensation” beginning on page 36.

The advisory vote at our 2020 annual meeting will be our tenth “say-on-pay” vote. We conducted a say-on-pay vote at our 2019 annual meeting at which an advisory resolution approving the compensation of our named executive officers, as disclosed in our proxy statement for such annual meeting, was approved by approximately 93% of the shares that were voted either for or against the resolution (excluding abstentions and broker non-votes). We have considered the favorable results of this vote, and the Committee has not made any changes to our overall executive compensation program as a direct result of the vote.

At our 2017 annual meeting, we conducted an advisory vote on the frequency of future stockholder advisory votes on executive compensation, at which the Board of Directors recommended that our stockholders vote in favor of holding annual say-on-pay votes instead of the other options presented. At our 2017 annual meeting, approximately 93% of the shares that were voted in favor of one of the three available frequency recommendations (excluding abstentions and broker non-votes)

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EXECUTIVE COMPENSATION

voted in favor of an annual frequency, a minimal number of shares were voted in favor of holding future votes once every two years, and approximately 7% voted in favor of holding future votes once every three years. In May 2017, we disclosed that, in accordance with the results of the advisory vote, we intend to hold future say-on-pay votes annually until we next hold an advisory vote on the frequency of say-on-pay votes as required under SEC rules.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Terence B. Jupp
John V. Lovoi
Steven L. Newman
Amy B. Schwetz Alexander P. Shukis

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Summary Compensation Table

The following table sets forth information regarding the compensation of Mr. DeBerry, our Chief Executive Officer, Mr. Gariepy, our former Chief Operating Officer, Mr. Bird, our Chief Financial Officer, Mr. Webster, our General Counsel, and Mr. Kumar, our Vice President — Finance and Chief Accounting Officer, (collectively, the “named executive officers”), for services rendered in all capacities during 2017, 2018 and 2019:

	Year	Salary		Bonus		Stock Awards (2)		Option Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Blake T. DeBerry President and Chief Executive Officer	2019	$622,200		$—		$2,923,827		—	$817,200	$25,285	$4,388,512
	2018	612,000		—		2,947,813		—	525,300	11,860	4,096,973
	2017	619,846		—		3,011,586		—	367,200	10,188	4,008,820
James A. Gariepy Former Senior Vice President and Chief Operating Officer (1)	2019	$131,484		$—		$1,732,000		—	$—	$1,197,567	$3,061,051
	2018	562,500		—		1,360,514		—	482,800	14,003	2,419,817
	2017	569,712		—		2,722,012		—	317,300	11,319	3,620,343
Jeffrey J. Bird Senior Vice President — Production Operations and Chief Financial Officer	2019	$460,000		$—		$1,757,394	(5)	—	$609,600	$26,800	$2,853,794
	2018	451,154		—		1,020,386		—	367,000	14,005	1,852,545
	2017	346,154		200,000	(6)	2,370,379		—	256,000	8,866	2,826,379
James C. Webster Vice President — General Counsel and Secretary	2019	$351,500		$—		$939,765		—	$350,500	$26,800	$1,668,565
	2018	323,019		—		1,020,386		—	205,700	13,420	1,562,525
	2017	323,596		—		1,042,446		—	143,800	11,323	1,521,165
Raj Kumar Vice President — Finance and Chief Accounting Officer	2019	$280,050	(7)	$—		$413,184	(8)	—	$166,500	$26,800	$886,534

(1)	Mr. Gariepy served as our Senior Vice President and Chief Operating Officer until March 1, 2019 when he stepped down from those positions. Accordingly, his salary reflects payments through such date.
(2)

Amounts reflect the aggregate grant date fair value of restricted stock awards and performance unit awards computed in accordance with ASC 718. With respect to performance unit awards, amounts are based on probable achievement level of the underlying performance conditions as of the grant date. Assumptions used in the calculation of this amount are included in footnote 18 to our audited consolidated financial statements for the fiscal year ended December 31, 2019, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2020. The maximum value at the grant date of performance unit awards assuming the highest level of performance is achieved is as follows:

Name	Year	Maximum Value of Performance Unit Awards ($)
Blake T. DeBerry	2019	3,047,697
Jeffrey J. Bird	2019	1,414,936
James C. Webster	2019	979,579
Raj Kumar	2019	326,494

(3)	Amounts reflect short-term incentive awards earned with respect to performance in the designated year and paid in the following year.
(4)

The amounts shown for 2019 include our matching contributions to Mr. DeBerry’s 401(k) account in the amount of $9,655 and to each other named executive officer’s 401(k) account in the amount of $11,200; a lump sum severance payment in the amount of $1,125,000 and continued medical, vision, dental and life insurance coverage valued at $57,767 for Mr. Gariepy; and automobile allowances to Mr. DeBerry in the amount of $15,630 and to each other named executive officer in the amount of $15,600.

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EXECUTIVE COMPENSATION

(5)

The amount shown for Mr. Bird includes a restricted stock award granted to Mr. Bird in connection with his promotion to Senior Vice President — Production Operations and Chief Financial Officer of the Company in February 2019.

(6)	Reflects a $200,000 bonus paid to Mr. Bird during 2017 pursuant to the terms of his employment agreement.
(7)	The amount shown for Mr. Kumar reflects an increase in his annual base salary from $265,500 to $285,000, effective May 14, 2019.
(8)

The amount shown for Mr. Kumar includes a restricted stock award granted to Mr. Kumar in connection with his promotion to Vice President — Finance and Chief Accounting Officer of the Company in February 2019.

Grants of Plan-Based Awards

The following table contains information with respect to the grant of plan-based awards during 2019.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Blake T. DeBerry		$306,000	$612,000	$1,224,000
	10/28/2019							31,439	$1,399,979
	10/28/2019				15,719	31,439	62,878		$1,523,848
Jeffrey J. Bird		$227,463	$454,925	$909,850
	10/28/2019							14,596	$649,960
	10/28/2019				7,298	14,596	29,192		$707,468
	5/14/2019							9,523	$399,966
James C. Webster		$131,250	$262,500	$525,000
	10/28/2019							10,105	$449,976
	10/28/2019				5,052	10,105	20,210		$489,789
Raj Kumar		$62,127	$124,254	$248,508
	10/28/2019							3,368	$149,977
	10/28/2019				1,684	3,368	6,736		$163,247
	5/14/2019							2,380	$99,960
James A. Gariepy (5)	3/1/2019							40,883	$1,732,000
(1)

The estimated payouts under non-equity incentive plan awards were based on the terms of the 2019 Bonus Criteria. The maximum payout amount (as shown in the Maximum column) was 200% of target for all of our named executive officers. The target payout amount (as shown in the Target column) was 100% of target for all of our named executive officers. The threshold payout amount (as shown in the Threshold column) was 50% of target for all of our named executive officers. Actual amounts paid in 2020 for 2019 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The amounts shown for 2019 for Messrs. Bird and Kumar reflect an increase in their respective annual cash incentive target for 2019 from 95% to 100% of base salary in the case of Mr. Bird and from 30% to 50% of base salary in the case of Mr. Kumar but such increases were prorated from February 26, 2019, which is the date that Messrs. Bird and Kumar began serving in their new positions.

(2)

Reflects performance unit awards, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards for each officer. The performance unit awards vest based on the Company’s total stockholder return compared to the total stockholder return of the 15 component companies of the Philadelphia Oil Service Index over the period from October 1, 2019 to September 30, 2022.

(3)

The 2019 restricted shares granted on October 28, 2019 vest in 33 1/3% increments annually beginning on October 28, 2020. Messrs. Bird and Kumar also received an award of restricted stock in connection with their promotions. Such restricted shares will cliff-vest on October 28, 2021.

(4)

Represents the full grant date fair value of the awards calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in footnote 18 to our audited consolidated financial statements for the fiscal year ended December 31, 2019, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2020.

(5)	Reflects the incremental fair value of restricted stock awards accelerated in connection with Mr. Gariepy’s separation.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding stock option, restricted stock and performance unit awards made to each named executive officer as of December 31, 2019:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
	Exercisable	Unexercisable
Blake T. DeBerry	10,000	—	—	66.93	10/28/2020
	15,000	—	—	68.43	10/28/2021
						10,442	(a)	$499,834
						20,133	(b)	$944,439
						31,439	(c)	$1,474,803
									62,650	(e)	$2,938,912
									60,338	(f)	$2,830,456
									15,719	(g)	$737,378
James A. Gariepy									48,502	(e)	$2,275,229
									27,848	(f)	$1,306,350
Jeffrey J. Bird						3,614	(a)	$169,533
						6,962	(b)	$326,587
						14,956	(c)	$446,724
						9,523	(d)	$446,724
									21,686	(e)	$1,017,290
									20,886	(f)	$979,762
									7,288	(g)	$341,880
James C. Webster	8,000	—	—	68.43	10/28/2021
						3,614	(a)	$169,533
						6,962	(b)	$326,587
						10,105	(c)	$474,026
									21,686	(e)	$1,017,290
									20,886	(f)	$979,762
									5,052	(g)	$236,989
Raj Kumar						924	(a)	$43,345
						2,168	(b)	$101,701
						3,368	(c)	$157,993
						2,380	(d)	$111,646
									1,684	(g)	$$78,996
(a)	The restricted stock awards vest on October 28, 2019.
(b)	The restricted stock awards vest in two annual installments beginning on October 28, 2019.
(c)	The restricted stock awards vest in one-third increments over a three-year period beginning on October 28, 2019, the first anniversary of the date of grant.
(d)	The restricted stock awards granted to Mr. Bird and Mr. Kumar in connection with their respective promotions will cliff-vest on October 28, 2021.
(e)

The performance unit awards are shown at maximum amounts and vest based on the Company’s total stockholder return compared to the total stockholder return of the 12 remaining component companies of the Philadelphia Oil Service Index over the period from October 1, 2017 to September 30, 2020. Based on the Company’s total stockholder return compared to the total stockholder return of the 12 remaining component companies of the Philadelphia Oil Service Index over the period from October 1, 2017 to December 31, 2019, the provided amounts reflect maximum payout of the awards.

2020 Proxy Statement    35

EXECUTIVE COMPENSATION

(f)

The performance unit awards are shown at maximum amounts and vest based on the Company’s total stockholder return compared to the total stockholder return of the 14 remaining component companies of the Philadelphia Oil Service Index over the period from October 1, 2018 to September 30, 2021. Based on the Company’s total stockholder return compared to the total stockholder return of the 14 remaining component companies of the Philadelphia Oil Service Index over the period from October 1, 2018 to December 31, 2019, the provided amounts reflect maximum payout of the awards.

(g)

The performance unit awards are shown at the threshold level of achievement and vest based on the Company’s total stockholder return compared to the total stockholder return of the 14 component companies of the Philadelphia Oil Service Index over the period from October 1, 2019 to September 30, 2022.

Option Exercises and Stock Vested

The following table indicates the number and value of stock awards vested during 2019, including shares that vested in connection with Mr. Gariepy’s departure:

	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercises (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Blake T. DeBerry	10,000	28,600	83,103	$3,700,577
James A. Gariepy	—	—	89,385	3,892,007
Jeffrey J. Bird	—	—	39,473	1,757,733
James C. Webster	—	—	27,321	1,216,604
Raj Kumar	—	—	2,341	104,245

CEO Pay Ratio

The table below sets forth comparative information regarding:

•

the annual total compensation of our Chief Executive Officer, Mr. DeBerry, for the year ended December 31, 2019, determined using the amount reported in the “Total” column of the Summary Compensation Table above;

•

the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2019, determined on the basis described below; and

•	a ratio comparison of those two amounts, each as determined in accordance with rules prescribed by the SEC.

For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2019, the applicable SEC rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. In identifying the median employee, we:

•

used annual base salary (defined as the fixed portion of each employee’s compensation arrangements and that is paid without regard to our financial or operational performance in a given year) and annual cash incentive, as determined from the Company’s payroll and finance records for the year ended December 31, 2019, as our consistently applied compensation measure;

•	included the aggregate grant date fair value of equity-based incentive compensation awards;

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EXECUTIVE COMPENSATION

•

included all worldwide employees of the Company and its consolidated subsidiaries as of December 31, 2019 (the “Measurement Date”), without regard to their location or compensation arrangements or whether employed on a full-time or part-time basis;

•	converted annual base salary and annual cash incentive to U.S. dollars using foreign currency exchange rates as of the Measurement Date;

•	annualized the compensation for any full-time or part-time employees that were hired in 2019 but were not employed by the Company or its consolidated subsidiaries for all of 2019;

•	did not include any cost-of-living adjustments; and

•	did not use statistical sampling.

After identifying the median employee based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2019 for our named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$4,388,512
Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$64,200
Ratio of (A) to (B)	68:1

Given the global distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. We believe that the sum of annual base salary, annual cash incentive and the aggregate grant date fair value of equity-based incentive compensation awards is an appropriate, consistently applied compensation measure that provides a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and finance records and the methodology described above. Because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Potential Payments Upon Termination or Change-in-Control

Named Executive Officers

We are parties to employment agreements with Blake T. DeBerry, President and Chief Executive Officer, Jeffrey J. Bird, Senior Vice President — Production Operations and Chief Financial Officer, James C. Webster, Vice President — General Counsel and Secretary, and, effective as of May 16, 2019, with Raj Kumar, Vice President — Finance and Chief Accounting Officer, the terms of which are described below and above under “Employment Agreements with Executive Officers”.

If an executive’s employment is terminated by us without cause (as defined in the employment agreement) and prior to a change of control period (as defined in the employment agreement), the executive will be entitled to (i) a lump sum cash payment equal to the executive’s base salary through the termination date together with compensation for accrued vacation time (the “Accrued Amount”), (ii) a lump sum cash payment equal to two times the executive’s annual base salary, in the case of Mr. DeBerry, and one times the annual base salary, in the case of Messrs. Bird, Webster and Kumar, and (iii) continued medical, dental and life insurance coverage until the earlier of the executive’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or two years, in the case of Mr. DeBerry, or one year, in the case of Messrs. Bird, Webster and Kumar.

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EXECUTIVE COMPENSATION

If an executive’s employment is terminated by us without cause or by the executive for good reason (as defined in the employment agreement) and during a change of control period, the executive will be entitled to (i) a lump sum cash payment equal to the Accrued Amount, (ii) a lump sum cash payment equal to three times the executive’s annual base salary, in the case of Mr. DeBerry, and two times the annual base salary, in the case of Messrs. Bird, Webster and Kumar, (iii) a lump sum cash payment equal to a pro rata portion of the greater of the annual cash incentive target for the year of termination or the average annual cash incentive paid for the three most recent performance periods (as defined in the employment agreement), (iv) a lump sum cash payment in an amount equal to three times, in the case of Mr. DeBerry, and two times, in the case of Messrs. Bird, Webster and Kumar, the greater of the annual cash incentive target for the year of termination or the average annual cash incentive paid for the three most recent performance periods (as defined in the employment agreement), (v) immediate vesting of any stock options, restricted stock and performance units previously granted to the executive and outstanding as of the time immediately prior to the date of his termination, and (vi) continued medical, dental and life insurance coverage until the earlier of the executive’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or three years, in the case of Messrs. DeBerry and Gariepy, or two years, in the case of Messrs. Bird, Webster and Kumar.

If an executive’s termination is with cause at any time, other than for good reason during a change of control period (as defined in the employment agreement) or due to death or disability, the executive will be entitled to (i) a lump sum cash payment equal to the Accrued Amount and (ii) the provision of deferred compensation and other employee benefits otherwise due.

Each executive is also subject to a perpetual covenant not to use or disclose our trade secrets or confidential information and non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

In the event the change-of-control severance benefits payable to the executive under the employment agreement subject the executive to the “parachute payment” excise tax under Section 4999 of the Code (“Excise Tax”) and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the Excise Tax, was less than the amount the executive would receive if he were paid three times his “base amount,” as defined in Section 280G(b)(3) of the Code, less $1.00 (the “safe-harbor amount”), reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment would be reduced to the safe-harbor amount. No Excise Tax “gross-up payment” will be made to or on behalf of the executive by us.

Separation Agreement - Mr. Gariepy

In connection with Mr. Gariepy’s retirement as our Senior Vice President and Chief Operating Officer, we and Mr. Gariepy agreed that Mr. Gariepy’s employment terminated effective March 1, 2019 (the “Separation Date”) under circumstances entitling him to severance under his employment agreement discussed above under “— Employment Agreements with Executive Officers” and a separation agreement and release we entered into with Mr. Gariepy, effective as of the Separation Date (the “Separation Agreement”). Pursuant to the terms of the Separation Agreement, Mr. Gariepy received (i) a lump sum cash payment equal to Mr. Gariepy’s base salary through the Separation Date together with compensation for accrued vacation time, (ii) a $1,125,000 lump sum cash payment equal to two times Mr. Gariepy’s annual base salary, (iii) a lump sum cash payment equal to $482,800, Mr. Gariepy’s annual cash incentive for the fiscal year ended December 31, 2018, based on actual performance results, (iv) immediate vesting of the restricted stock previously granted to Mr. Gariepy and outstanding as of the time immediately prior to the Separation Date, valued at $1,732,213 based on the closing price of our common stock on the vesting date, (v) continued vesting of performance units outstanding as of the time immediately prior to the Separation Date based on actual results at the end of the relevant performance period and without any pro-rata adjustment for early termination, and (vi) continued medical, vision, dental and life insurance coverage until the earlier of Mr. Gariepy’s receipt of equivalent coverage and benefits under other plans of a subsequent employer or three years, valued at $57,767 based on the annual cost of insurance to the Company net of premiums paid by Mr. Gariepy with an assumed annual growth rate for such insurance costs and discounted to a present value. These benefits were in lieu of any of the benefits provided for under Mr. Gariepy’s employment agreement.

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EXECUTIVE COMPENSATION

The tables set forth below show potential payments to our named executive officers (other than Mr. Gariepy) under their existing employment agreements upon termination of employment, assuming a December 31, 2019 termination date. In the case of Mr. Gariepy, see the above description under “Separation Agreement – Mr. Gariepy” for information on the payments and benefits that he received under his separation agreement in connection with his retirement on March 1, 2019:

Blake T. DeBerry

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$6,538	$6,538	$6,538
Base Salary Severance Payment (2)	1,360,000	2,040,000	—
Pro Rated Cash Incentive Amount (3)	—	680,000	—
Additional Cash Incentive Amount (4)	—	2,040,000	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	7,267,625	—
Continued Insurance Coverage (6)	37,167	57,767	—
Total	$1,403,705	$12,034,163	$6,538
(1)	Based on 20 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2019.
(3)

Calculated using a target annual cash incentive amount of $680,000, which, as of December 31, 2019, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated using a target annual cash incentive amount of $680,000, which, as of December 31, 2019, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(5)

Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 31, 2019 ($46.91) and the exercise price of unvested stock options as of such date, in the case of stock options, (ii) the closing price of Dril-Quip common stock on December 31, 2019 ($46.91), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.

(6)	Calculated based on assumptions used for financial reporting purposes under FASB ASC 715-60 (“ASC 715-60”), Employer’s Accounting for Postretirement Benefits Other than Pensions.

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EXECUTIVE COMPENSATION

Jeffrey J. Bird

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$4,423	$4,423	$4,423
Base Salary Severance Payment (2)	460,000	920,000	—
Pro Rated Cash Incentive Amount (3)	—	460,000	—
Additional Cash Incentive Amount (4)	—	920,000	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	3,310,767	—
Continued Insurance Coverage (6)	16,967	35,147	—
Total	$481,390	$5,650,337	$4,423
(1)	Based on 20 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2019.
(3)

Calculated using a target annual cash incentive amount of $460,000, which, as of December 31, 2019, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated using a target annual cash incentive amount of $460,000, which, as of December 31, 2019, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(5)

Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 31, 2019 ($46.91) and the exercise price of unvested stock options as of such date, in the case of stock options and (ii) the closing price of Dril-Quip common stock on December 31, 2019 ($46.91), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.

(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

James C. Webster

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$3,462	$3,462	$3,462
Base Salary Severance Payment (2)	360,000	720,000	—
Pro Rated Cash Incentive Amount (3)	—	270,000	—
Additional Cash Incentive Amount (4)	—	540,000	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	2,442,698	—
Continued Insurance Coverage (6)	16,967	35,147	—
Total	$380,429	$4,011,307	$3,462
(1)	Based on 20 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.

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EXECUTIVE COMPENSATION

(2)	Calculated using base salary in effect at December 31, 2019.
(3)

Calculated using a target annual cash incentive amount of $270,000, which, as of December 31, 2019, is the greater of the target annual cash incentive and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated using a target annual cash incentive amount of $270,000, which, as of December 31, 2019, is the greater of the target annual cash incentive and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(5)

Calculated based on (i) the difference between the closing price of Dril-Quip common stock on December 31, 2019 ($46.91) and the exercise price of unvested stock options as of such date, in the case of stock options and (ii) the closing price of Dril-Quip common stock on December 31, 2019 ($46.91), in the case of restricted stock and performance units and (iii) performance unit payout at target amount.

(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Raj Kumar

Payments Upon Termination	Without Cause and Prior to Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability
Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$2,880	$2,880	$2,880
Base Salary Severance Payment (2)	300,000	600,000	—
Pro Rated Cash Incentive Amount (3)	—	150,000	—
Additional Cash Incentie Amount (4)	—	300,000	—
Stock Options, Restricted Stock and Performance Unit Vesting (5)	—	572,677	—
Continued Insurance Coverage (6)	20,700	42,880	—
Total	$323,580	$1,625,557	$2,880
(1)	Based on 20 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2019.
(3)

Calculated using a target annual cash incentive amount of $150,000, which, as of December 31, 2019, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated using a target annual cash incentive amount of $150,000, which, as of December 31, 2019, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(5)	Calculated (i) based on the closing price of Dril-Quip common stock on December 31, 2019 ($46.91) and (iii) performance unit payout at target amount.
(6)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

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EXECUTIVE COMPENSATION

Report of the Audit Committee

The Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2019 with management and has discussed with PricewaterhouseCoopers LLP, our independent registered public accountants, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, with respect to those audited financial statements.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with PricewaterhouseCoopers LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Audit Committee

Alexander P. Shukis

Terence B. Jupp

John V. Lovoi

Steven L. Newman

Amy B. Schwetz

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PROPOSAL 2 APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2     APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year ending December 31, 2020. PwC has acted as independent registered public accounting firm for us since May 2014. The Board of Directors recommends the approval of PwC as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year 2020.

Fees Paid to PwC

Aggregate fees for professional services rendered for us by PwC as of or for the years ended December 31, 2019 and 2018 were as follows:

	2019	2018
1. Audit	$1,819,300	$1,720,000
2. Audit Related	—	—
3. Tax	20,000	20,000
4. All Other	2,700	2,700
Total:	$1,842,000	$1,742,700

Audit fees for 2019 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2019, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Tax fees for 2019 were for tax technical support procedures on preparing the statutory accounts and tax papers for the Norwegian branch of a subsidiary. All Other fees for 2019 were for a software subscription that provides technical accounting guidance.

Audit fees for 2018 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2018, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Tax fees for 2018 were for tax technical support procedures on preparing the statutory accounts and tax papers for the Norwegian branch of a subsidiary.

Representatives of PwC are expected to attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. Unless a service proposed to be provided by the independent registered public accounting firm has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service

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PROPOSAL 2 APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent registered public accounting firm is required to provide detailed back-up documentation concerning the specific services to be provided.

The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

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PROPOSAL 3 ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

PROPOSAL 3    ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers at the 2020 Annual Meeting of Stockholders. This item, commonly referred to as a “say on pay” vote, provides you, as a Dril-Quip, Inc. stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

The primary objective of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We have structured our compensation program in order to:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive wealth while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

The discussion under “Executive Compensation — Compensation Discussion and Analysis” beginning on page 14 describes our executive compensation program and the related decisions made by the Compensation Committee in 2019 and the beginning of 2020 in more detail. We urge you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion beginning on page 25, which provides detailed information regarding the compensation of our named executive officers.

We are seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including under “Executive Compensation — Compensation Discussion and Analysis,” and in the compensation tables and the related narrative discussion. As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Compensation Committee. However, the Board of Directors values the opinions expressed by our stockholders, and, as it did in 2019, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions will not be included in the tabulation of votes cast on this matter.

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OTHER BUSINESS

OTHER BUSINESS

Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

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ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Stockholder Proposals for 2021 Meeting

In order to be included in our proxy material for our annual meeting of stockholders in 2021, eligible proposals of stockholders intended to be presented at the annual meeting must be received by us on or before December 1, 2020 (directed to our Corporate Secretary at the address indicated on the first page of this proxy statement).

Advance Notice Required for Stockholder Nominations and Proposals

Our bylaws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the annual meeting to be held in 2021 if it is received by February 14, 2021. In the case of director nominations by stockholders, our bylaws require that 90 days’ advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (X) for each person whom the stockholder proposes to nominate for election or re-election as a director, among other things, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) any disclosable interests (as defined in our bylaws) of such person, (d) the written consent of such person to having such person’s name placed in nomination at the meeting and to serve as director if elected, (e) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings in connection with solicitations of proxies for the election of directors, (f) a description of all direct and indirect compensation and certain other relationships between the stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, on the one hand, and the proposed nominee, on the other hand, and (g) any agreements and information with respect to such proposed nominee that are required pursuant to the procedures established by the Board of Directors and (Y) for the stockholder giving the notice, (a) the name and address of such stockholder, as they appear on our books, of the beneficial owner, if any, on whose behalf the nomination is made and of any other stockholders known by such stockholder to be supporting the nomination, (b) any disclosable interests (as defined in our bylaws) of such stockholder and such beneficial owner, if any, (c) a representation that such stockholder intends to appear in person at the meeting to nominate the person named in the notice, (d) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) pursuant to which such nomination is to be made by such stockholder and (e) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies for the election of directors. A stockholder’s notice should also include, with respect to each nominee for election or re-election to the Board of Directors, a completed and signed questionnaire, representation and agreement as to certain matters described in our bylaws. A stockholder providing notice of a nomination proposed to be made at a meeting shall update such notice, if necessary, such that the information provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting, and such update shall be delivered to us no later than five business days after the record date for the meeting and no later than eight business days prior to the date of the meeting, as applicable.

In the case of other proposals by stockholders at an annual meeting, our bylaws require that 90 days advance written notice be delivered to our Corporate Secretary at our executive offices and set forth (a) a description of each proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, together with the text of the proposals (including the text of each resolution proposed for consideration) (b) the name and address of the stockholder proposing such business, as they appear on our books, of the beneficial owner, if any, on whose behalf the proposal is made, and of any other stockholders known by such stockholder to be supporting such proposal, (c) any disclosable interests (as defined in our bylaws) of such stockholder and such beneficial owner, if any, on the date of such notice, (d) any financial interest or other material interest of the stockholder and beneficial owner, if any, in such proposal, (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the proposed business before the annual meeting and (f) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with such proposal by such stockholder. A stockholder providing notice of business proposed to be brought before an annual meeting shall update such notice, if necessary, such that the information provided in such notice shall be true and correct as of the

2020 Proxy Statement    47

ADDITIONAL INFORMATION

record date for the meeting and as of the date that is ten business days prior to the meeting, and such update shall be delivered to us no later than five business days after the record date for the meeting and no later than eight business days prior to the date of the meeting, as applicable. A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

In order for director nominations and stockholder proposals to have been properly submitted for presentation at this annual meeting, notice must have been received by our Corporate Secretary on or before February 14, 2020. We received no such notice and no stockholder director nominations or proposals will be presented at the annual meeting.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to provide notice to an address shared by two or more stockholders by delivering a single notice to those stockholders. This procedure is referred to as “householding.” We do not household our notice with respect to our stockholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single notice if you share an address with another stockholder.

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the notice, or if you are receiving multiple copies of the notice and wish to receive only one, please notify your broker. Stockholders who currently receive multiple notices at their address and would like to request “householding” of their communications should contact their broker.

Annual Report

Dril-Quip’s annual report, which includes our consolidated financial statements for the year ended December 31, 2019, has been furnished to all stockholders, primarily via the Internet and alternatively by mail if requested. The annual report is not a part of the proxy solicitation material.

You may also obtain a copy of Dril-Quip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 without charge from our Corporate Secretary by sending a written request to the address indicated on the first page of this proxy statement or you may access it from our website at www.dril-quip.com.

By Order of the Board of Directors

Blake T. DeBerry
President and Chief Executive Officer

March 30, 2020

48    2020 Proxy Statement

DRIL-QUIP®

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2020 Annual Meeting Proxy Card

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 14, 2020. Online Go to www.envisionreports.com/DRQ or scan the QR code – login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as Save paper, time and money! shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.envisionreports.com/DRQ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals – The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: Nominees: For Against Abstain 01 – Blake T. DeBerry 02 – John V. Lovoi 2. Approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. 3. Advisory vote to approve compensation of the Company’s named executive officers. B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within Signature 2 – Please keep signature within the box. the box. / / 0388XA

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 14, 2020. The Proxy Statement, our annual report and other proxy materials are available at: www.envisionreports.com/DRQ Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DRQ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2020 The undersigned hereby appoints Jeffrey J. Bird and James C. Webster, jointly and severally, as proxy holders, with full power of substitution and with discretionary authority, to vote all the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dril-Quip, Inc. (the “Company”) to be held on May 14, 2020, at the Company’s worldwide headquarters, 6401 N. Eldridge Parkway, Houston, TX, at 10:00 a.m., Central Time, or at any adjournment thereof, hereby revoking any proxy heretofore given. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT COME BEFORE THE MEETING. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020, AND FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS. (TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE) C Non-Voting Items Change of Address – Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.